AMENDMENT No. 1 TO LOAN AGREEMENT

FIRST AMENDMENT TO LOAN AGREEMENT (this "Amendment") dated as of December 31, 1998, between EDO CORPORATION (the "Borrower") and MELLON BANK, N.A. ("Mellon"), EUROPEAN AMERICAN BANK ("EAB") and KEYBANK, NA ("KeyBank"; Mellon, EAB and Key Bank are hereinafter each referred to individually as a "Lender", and collectively as the "Lenders"); Mellon, as issuer of the Letters of Credit (Mellon, in such capacity, and any successor issuing bank shall be referred to hereinafter as the "Issuing Bank") and Mellon, as agent for the Lenders and the Issuing Bank (Mellon, in such capacity, and any successor agent shall be referred to hereinafter as the "Agent").

                                  BACKGROUND

A. The Lenders, the Issuing Bank, the Agent and the Borrower entered into that certain Loan Agreement dated as of September 9, 1998 (the "Original Loan Agreement"), pursuant to which the Lenders and the Issuing Bank made available to the Borrower the credit facilities described therein. The Original Loan Agreement as amended hereby and hereafter from time to time shall be referred to herein as the "Loan Agreement." All terms capitalized but not defined herein shall have the meanings given to such terms in the Loan Agreement.

B. The Lenders, the Issuing Bank, the Agent and the Borrower desire to amend the Original Loan Agreement to allow the Borrower to declare and pay dividends on the Borrower's preferred stock in accordance with the Loan Agreement as amended hereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

                                   Article I

                         AMENDMENTS TO LOAN AGREEMENT

SECTION 1.1 Amendments to the Loan Agreement. The parties hereto agree to amend the Loan Agreement as follows:

(A) Section 6.30 of the Loan Agreement is hereby amended by adding the following language at the end of Section 6.30:

    "provided further that the Borrower may declare and pay dividends on preferred stock of the Borrower held by the ESOT in the aggregate amount up to the lesser of (1) the percentage dividend required to be paid under such preferred stock or (2) the amounts necessary to satisfy the portion of the ESOT's and/or the trustee of the ESOT's payment obligations to Mellon under the ESOT Loan Documents."

(B) Exhibit 3.6 of the Loan Agreement is hereby amended by substituting therefor Exhibit 3.6 attached hereto and made a part hereof.

SECTION 1.2 Incorporation of Terms. The terms of this Amendment are hereby incorporated into the Loan Agreement.

                                  Article II

                           REPRESENTATIONS, WAIVERS

SECTION 2.1 Borrower's Representations and Warranties. The Borrower represents and warrants to the Lenders, the Issuing Bank and the Agent that, as of the date of execution of this Amendment:

(A) The representations and warranties set forth in Article V of the Loan Agreement are true and correct as to the Borrower and its Subsidiaries as of the date hereof except to the extent the Borrower has previously notified the Agent, the Lenders and the Issuing Bank in writing of subsequent circumstances, which subsequent circumstances, the Borrower hereby represents, do not constitute a Default or Event of Default;

(B) No Default or Event of Default has occurred or is continuing, and

(C) The Loan Documents continue in full force and effect and the Borrower does not have any charge, lien, claim or offset against Lender, or defenses to enforcement of the Loan Documents by Lender.

SECTION 2.2 Amounts Outstanding. The Borrower hereby represents and warrants to the Lenders, the Issuing Bank and the Agent that as of the date of execution of this Amendment Exhibit 2.2 attached hereto and made a part hereof accurately reflects all Loans and Letters of Credit outstanding under the Loan Agreement. The Borrower hereby reaffirms its obligations under the Loan Agreement, including without limitation its obligation to repay such Loans and reimburse draws under such Letters of Credit as s et forth in the Loan Agreement. The Lenders and the Issuing Bank each reaffirms its obligations under the Loan Agreement including without limitation the obligation of each Lender to reimburse the Issuing Bank to the extent of its Pro Rata Share, for draws under the Letters of Credit to the extent not reimbursed by the Borrower.

                                  Article III

                                 MISCELLANEOUS

SECTION 3.1 Modifications. This Amendment contains all of the modifications to the Loan Agreement. No further modifications shall be deemed effective, unless in writing executed by the parties hereto.

SECTION 3.2 No Waivers. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Loan Agreement, nor constitute a waiver of any Default or Event of Default or any provision of the Loan Agreement.

SECTION 3.3 Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 3.4 Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

SECTION 3.5 Binding Effect. This Amendment shall become effective as of December 31, 1998 when it shall have been executed by the Borrower, the Agent, the Issuing Bank and the Lenders, and it shall thereafter be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign any right or obligation hereunder or any interest herein.

SECTION 3.6 No Novation. The Loan Agreement, as amended hereby, shall remain in full force and effect. Execution of this Amendment shall not constitute a novation between the Borrower, the Agent, the Issuing Bank and the Lenders.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EDO CORPORATION

By: s/Kenneth A. Paladino, V.P.
--------------------------------

By: s/Peter A. Dontas, V.P.
--------------------------------
MELLON BANK, N.A. (as Lender, the Agent, and Issuing Bank)

By: s/George Goodman, V.P.
--------------------------------
EUROPEAN AMERICAN BANK

By: s/James V. Maiorino, V.P.
--------------------------------
KEYBANK, NA


Date of Execution:   March         , 1999